EXHIBIT n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated November 17, 2006, relating to the financial statements of Kohlberg Capital, LLC appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm”.

/s/    Deloitte & Touche LLP

New York, New York

March 16, 2007